Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES

REDEMPTION OF TRUST PREFERRED SECURITIES

(Columbus, IN, November 8, 2006) Irwin Financial Corporation (NYSE: IFC), a bank holding company (the "Corporation"), announced that IFC Capital Trust V (the "Trust"), a subsidiary of the Corporation, will redeem on December 8, 2006 (the "Redemption Date") all $30,000,000 of its 9.95% Trust Preferred Securities (the "Trust Preferred Securities") and all $928,000 of its 9.95% Common Securities (the "Trust Common Securities") at a redemption price equal to $1,000.00 per Trust Preferred Security, representing an amount equal to 100% of the principal amount of such Trust Preferred Security, plus accrued but unpaid dividends up to, but not including, the Redemption Date of December 8, 2006. All dividends accruing on the Trust Preferred Securities and on the Trust Common Securities will cease to accrue on and after the Redemption Date. The total amount of the redemption of the Trust Preferred Securities, including accrued but unpaid dividends, will be $31,492,500.00. The Trustee has notified the holders of the redemption.

The Trust is taking such action in connection with the concurrent redemption by the Corporation of all $30,000,000 of its 9.95% Junior Subordinated Debt Securities due 2031 (the "Debt Securities") which are held exclusively by the Trust. The Debt Securities are to be redeemed on the Redemption Date at a redemption price of 100% plus interest accrued on the Debt Securities up to, but not including, the Redemption Date.

In advance of this redemption, the Corporation expects to issue approximately $30 million of Tier-1 eligible trust preferred securities to fund the redemption.

As a result of this redemption, the Corporation expects to incur approximately $0.8 million of expense in December 2006 reflecting the write-off of unamortized debt issuance costs.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business, provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward Looking Statement

The expectations expressed in this press release about the redemption of IFC Capital Trust V, the issuance of trust preferred securities, and the Corporation's expected costs in connection with these activities are forward-looking statements. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Actual future results may differ materially from what is projected due to a variety of factors including: difficulties in obtaining funding as needed; legislative or regulatory changes, including changes in tax laws or regulations, changes in the interpretation of regulatory capital rules, changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

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